Exhibit 10.25

AMENDMENT TO LICENSE AGREEMENT

This amendment is entered into between the President and Fellows of Harvard College (hereinafter HARVARD) having offices at the Office for Technology and Trademark Licensing, 124 Mt. Auburn Street, Suite 440, Cambridge, Massachusetts, 02138 and Virus Research Institute (hereinafter LICENSEE), a corporation, having offices at 61 Moulton Street, Cambridge, MA 02139.

WHEREAS HARVARD and LICENSEE have entered into a License Agreement effective as of May 1, 1992 with respect to certain patents and technology directed to cholerae (the “License Agreement”);

WHEREAS the parties desire to amend such License Agreement.

NOW THEREFORE, in consideration of the foregoing premises, and the mutual promises and other good and valuable consideration, the parties agree as follows:

1.                                       Section 1.4 of the License Agreement is deleted in its entirety and rewritten as follows:

—”NET SALES” means the total received by LICENSEE from sale of LICENSED PRODUCTS less transportation charges and insurance, sales taxes, use taxes, excise taxes, value added taxes, customs duties or other imports, to the extent itemized on invoice, normal and customary quantity and cash discounts (to the extent allowed), allowances and credits on account of rejection or return of LICENSED PRODUCTS. In the event that a LICENSED PRODUCT includes, a component which has therapeutic and/or prophylactic activity (“Active Component(s)”) covered by a PATENT RIGHT (Patented Component(s)) and Active Components not covered by a PATENT RIGHT (Unpatented Component(s)) (such PRODUCT being a Combined Product), then NET SALES shall be the amount which is normally received by LICENSEE from a sale of the Patented Component(s) when sold separately in an arm’s length transaction with an unaffiliated third party. If the Patented Component(s) are not sold separately, then NET SALES upon which royalty is paid shall be the NET SALES of the Combined Product multiplied by a fraction, the numerator of which is the cost for producing the Patented Components and the denominator of which is the cost for producing the Combined Product.

2.                                       Add the following Section 1.6 to the License Agreement.

—1.6 The term “SUBLICENSEE” shall mean any non-AFFILIATE third party licensed by LICENSEE to make, have made, use or sell any product or use any process under PATENT RIGHTS.

3.                                       Paragraphs 2.2(c), 2.2(d), 2.2(e) and 2.2(f) of the License Agreement are deleted in the entirety.

4.                                       Paragraph 2.2(g) of the License Agreement is renumbered as Paragraph 2.2(c).

5.                                       The following paragraph is added to the License Agreement as Paragraph 2.5.

—2.5 LICENSEE has provided HARVARD with a development plan for developing and obtaining regulatory approval of the LICENSED PRODUCT selected by LICENSEE, which development plan includes milestones.

LICENSEE shall exert reasonable efforts under the circumstances to achieve such milestones. In the event LICENSEE subsequently indicates in writing to HARVARD that such milestones cannot be met or fails to meet such milestones, LICENSEE shall promptly notify HARVARD, and LICENSEE and HARVARD shall promptly enter into good faith negotiations to reconsider such milestones. In the event that the parties cannot agree to the milestones within sixty (610) days after beginning good faith negotiations, the matter shall be submitted to arbitration to determine the milestones and the time period therefor which should be met pursuant to this Section. The arbitrator in setting and determining milestones shall consider the state of technology; the efforts exerted by LICENSEE, the business circumstances of LICENSEE and the public interest objectives to HARVARD’S licensing program; and technical and regulatory problems. Thereafter, LICENSEE shall exert reasonable efforts to achieve such milestones.

In the event that LICENSEE cannot meet the milestones set by arbitration because of technological or regulatory problems, HARVARD shall not unreasonably deny an extension of time to meet the milestones, upon a showing by LICENSEE that it has made good faith reasonable efforts to meet the milestones.

If LICENSEE (i) fails to meet the milestones established by agreement of the parties and (ii) fails to obtain extensions of such milestones established by arbitration and (iii) LICENSEE has not exerted good faith reasonable efforts to meet such milestones, as its sole and exclusive remedy HARVARD shall have the right to terminate or convert the licenses to non-exclusive licenses by providing to LICENSEE sixty (60) days prior written notice.

Notwithstanding anything else to the contrary, in the event that LICENSEE and/or its AFFILIATE(s) and/or SUBLICENSEE(s) have expended at least two hundred fifty thousand dollars ($250,000) in research and developing a LICENSED PRODUCT and LICENSEE intends to continue development of a LICENSED PRODUCT, the rights and licenses granted hereunder shall not terminate and shall be converted to a non-exclusive right and license, and further provided that LICENSEE or a SUBLICENSEE or an entity on its behalf spends at least one hundred thousand dollars ($100,000) per year in pursuing development of PRODUCT for commercial sale.

LICENSEE shall ensure that for any PRODUCT being developed or commercialized by a SUBLICENSEE, such SUBLICENSEE shall assume the obligations imposed on LICENSEE under this paragraph.

The efforts of an AFFILIATE, SUBLICENSEE or collaborator of LICENSEE shall be considered as efforts of LICENSEE.-

6.                                       Rewrite Paragraph 3.2 of the License Agreement in its entirety to read as follows:

—3.2 LICENSEE shall pay HARVARD, during the term of the license granted in Section 2.1, (1) a royalty of four percent (4%) of the NET SALES of the LICENSED PRODUCTS sold by LICENSEE and its AFFILIATES to commercial organizations, and two percent (2%) of the NET SALES of the LICENSED PRODUCTS sold by LICENSEE and its AFFILIATES to non-profit or government agencies, or (ii) twenty-five percent (25%) of royalties received by LICENSEE or its AFFILIATES from a SUBLICENSEE for all LICENSED PRODUCTS covered by a PATENT RIGHT licensed to LICENSEE, and twenty-five percent (25%) of upfront license and license maintenance fees received from a SUBLICENSEE for a license under PATENT RIGHTS, in the case where the SUBLICENSEE is a commercial organization, and ten percent (10%) of such royalties and fees where the SUBLICENSEE, is a government or non-profit organization.-

7.                                       Delete Paragraph 4.1 of the License Agreement in its entirety.

8.                                       Rewrite Paragraph 4.2 of the License Agreement in its entirety to read as follows:

—4.2 LICENSEE shall provide written annual reports within sixty (60) days after June 30 of each calendar year which shall include but not be limited to: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve (12) months as well as plans for the coming year.-

9.                                       Rewrite Paragraph 8.4 of the License Agreement in its entirety to read as follows:

—8.4 In the event that the licenses granted to LICENSEE under this Agreement are terminated, any granted sub-licenses shall remain in full force and effect as a direct license from HARVARD to the SUBLICENSEE, provided that the SUBLICENSEE is not then in breach of its sub-license agreement and the SUBLICENSEE agrees to be bound (as a licensee) to HARVARD (as a licensor) under the terms and conditions of the sub-license agreement.-

10.                                 In Paragraph 9.3(a) of the License Agreement, delete the last sentence in its entirety.

11.                                 Delete Paragraphs 9.3(b), 9.3(c), 9.3(d) and 9.3(e) of the License Agreement and in lieu thereof insert the following:

(b)                                 LICENSEE’S indemnification under (a) above shall not apply to any liability, damage, loss or expense to the extent to apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities or willful misconduct of the Indemnitees.

(c)                                  HARVARD shall notify LICENSEE promptly of any claim or threatened claim under this Paragraph 9.3 and shall fully cooperate with all reasonable requests of LICENSEE with respect thereto.

(d)                                 LICENSEE agrees, at its own expense, to provide attorneys reasonably acceptable to HARVARD to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought and LICENSEE shall have the right to control the defense, settlement or compromise of any such claim or action.

(e)                                  At such time as any PRODUCT is being commercially distributed or sold (other than for research purposes or for the purpose of obtaining regulatory approvals) by LICENSEE, or by an AFFILIATE, SUBLICENSEE or agent of LICENSEE (hereunder “Other Seller”), LICENSEE shall itself or in the alternative shall ensure that Other Seller either (1) at its sole cost and expense, procure (s) and maintain (s) comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds or (ii) pay(s) for the procurement and maintenance by HARVARD of insurance in the amounts and in the form set forth in this paragraph. Such comprehensive general liability insurance shall provide (I) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE’S Indemnification under Paragraph 9.3(a) of this Agreement. LICENSEE shall ensure that if LICENSEE or the Other Seller elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to HARVARD and the Risk Management Foundation. The minimum amounts of insurance coverage required under this Paragraph 9.3(c) shall not be construed to create a limit of LICENSEE’S liability with respect to its indemnification under Paragraph 9.3(a) of this Agreement. At such time, or at any time, LICENSEE can request that HARVARD ascertain whether Risk Management Foundation has in effect Uniform Indemnification and Insurance Provisions more favorable than those of this Agreement, in which event LICENSEE and HARVARD shall amend this Agreement to include such more favorable provisions.

(f)                                    LICENSEE shall provide HARVARD with written evidence of such insurance upon request of HARVARD. LICENSEE shall provide HARVARD with written notice of at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such thirty (30) days period, HARVARD shall have the right to terminate this Agreement effective at the end of such thirty (30) day period by written notice to LICENSEE.

(g)           LICENSEE shall itself maintain, or shall ensure that Other Seller maintains or that payments are made for the maintenance by HARVARD of, as the case may be, such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any LICENSED PRODUCT is being commercially distributed or sold (other than for research purposes or the purpose of obtaining regulatory approvals) by Other Seller and (ii) a reasonable period after the period referred to in (g) (1) above which shall in no event be less than ten (10) years. The obligations of (g) (ii) above can be satisfied by the purchase of insurance by LICENSEE or a third party which covers claims resulting from occurrences during such period of (g) (ii) above for LICENSED PRODUCT commercially distributed or sold by LICENSEE or Other Seller during the period referred to in (g) (i) above.

12.                                 Except as modified herein, the License Agreement and the terms, conditions and obligations thereof remain in full force and effect as originally written.

IN WITNESS WHEREOF, the parties hereto intending to be bound have set their hands and seal effective as of the date first above written.

PRESIDENT AND FELLOWS OF HARVARD COLLEGE			VIRUS RESEARCH INSTITUTE

By:	/s/ Joyce Brinton		By:	/s/ William A. Packer
	Name:	Joyce Brinton		Name:	William A. Packer
	Title :	Director Office for Technology and Trademark Licensing Harvard University		Title:	President
	Date:	7/9/93		Date:	7/23/93